Academic Regalia
Purchase And Rental Agreement

Between:
Amerasia Khan Enterprises Ltd.
Incorporated in 2004 in the State of Nevada, USA
180 Sussex Place,
Carson City, Nevada USA 89703
(hereinafter referred to as “Amerasia”)

And:
The Artona Group Inc. (“Artona”)
Incorporated in British Columbia, Canada
353 West 7th Avenue
Vancouver, BC, V5Y 1M2
(hereinafter referred to as “Artona”)

Whereas:

Amerasia is a supplier of academic regalia for convocation and Artona is a private photography studio with its operation in Vancouver, BC, Canada. Both Parties has an Agreement signed May 31st 2004 and an Addendum signed June 15th 2004, for the marketing of the academic regalia. This initial marketing campaign has proven a success and both parties agree to go further for the marketing of such products.

Both parties are desirous of entering into this Agreement, to supersede the May 31 2004 Agreement and June 15 2004 Addendum, for the marketing of Amerasia’s academic regalia products in the North American market place.

NOW THEREFORE THIS AGREEMENT WITNESSETH that both parties agrees as follows:

1.	Artona places an order of 1,500 regalia from Amerasia on the signing of this Agreement.
2.	Amerasia will delivery the said order no later than March 31, 2006.
3.	All of the 1,500 gowns ordered are in black color inclusive of cap, tassel and year date in gold for 2006.
4.	The cost of the order is set at USD$29.50 per regalia delivered, inclusive of gown, cap, tassel and year date. This cost will be the base for either “Purchase” or “Rental” decided in a later date.
5.	Artona will purchase or rent no less than 6,000 units of regalia exclusively from Amerasia over the next four years from Amerasia. The base price will be decided at time of order.
6.	For the purpose of calculating the sharing of the rental profits, both Parties agree as follows:

a.	For rental in British Columbia, both companies will share profits of 50% each after direct costs.
b.	All other area outside of British Columbia, 60% profits to Amerasia and 40% profits to Artona after direct costs.
7.	Artona agrees to provide advisory support and assistance in identifying other similar photography studios in North America for the marketing of Amerasia products.
8.	Both Parties shall have the rights to terminate this Agreement upon mutual agreement. In such event, a written noticed shall be delivered to the other party no less than 60 days of such cancellation.

Whereas both Parties agree further to the terms and conditions as follows:

Indemnity And Limitation of Liability:

    Artona hereby indemnifies, holds harmless and defends Amerasia its Board of Directors, officers, and agents against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of Amerasia’s Products produce under this Agreement by Artona or their customers or end-users howsoever the same may arise.

    Amerasia's total liability, whether under the express or implied terms of this Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by Artona, whether direct, indirect or special, or any other similar or like damage that may arise or does arise from any breaches of this Agreement by Amerasia and its Directors, Officers or agents, shall be limited to the amount of the cost of the products.

    In no event shall Amerasia be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

    No action, whether in contract or tort (including negligence), or otherwise arising out of or in connection with this Agreement, may be brought by Artona more than six months after the cause of action has occurred.

Publication And Confidentiality:

Accounting Records:

Artona shall maintain at its principal place of business, or such other place as may be most convenient, separate accounts and records of all Revenues deprives from the rental of the products, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement.

Artona shall deliver to Amerasia on the date 60 days after each and every year, together with the shared revenue payable thereunder, the Accounting and a report on all rental sales of the products.

The calculation of shared revenue shall be carried out in accordance with generally accepted U.S. and Canadian accounting principles ("GAAP"), or the standards and principles adopted by the U.S. Financial Accounting Standards Board ("FASB") applied on a consistent basis.

During the term of this Agreement, and thereafter, Amerasia shall use reasonable efforts to ensure that all information provided to Amerasia or its representatives pursuant to this Article remains confidential and is treated as such by Amerasia.

Governing Law And Arbitration:

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The British Columbia Supreme Court shall have exclusive jurisdiction over this Agreement.

In the event of any dispute arising between the parties concerning this Agreement, its enforceability or the interpretation thereof, the same shall be settled by a single arbitrator appointed pursuant to the provisions of the Commercial Arbitration Act of British Columbia, or any successor legislation then in force. The place of arbitration shall be Vancouver, British Columbia. The language to be used in the arbitration proceedings shall be English.

Notices:

All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery or by registered or certified mail, telex or fax, all postage and other charges prepaid, at the address for such party set forth below or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered or sent by telex or fax shall be deemed to have been given or received at the time of delivery, telexing or faxing. Any notice mailed as aforesaid shall be deemed to have been received on the expiration of five days after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow down or labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effected if actually received.

If Artona:	M.K. Rak 353 West 7th Avenue, Vancouver, British Columbia, Canada V5Y 1M2 Telephone: (604) 872-7272 Fax: (604) 872-7273

If Amerasia:	David Ho 353 West 7th Avenue, Vancouver, British Columbia, Canada V5Y 1M2 Telephone: (604) 723-6877 Fax: (604) 739-9782

Term:

This Agreement hereunder shall terminate on the expiration of a term of 4 years from the Date of signing, unless earlier terminated is mutually agreed between the two parties.

General:

    Artona shall permit any duly authorized representative of Amerasia, during normal business hours and at Amerasia's sole risk and expense, to enter upon and into any premises of Artona for the purpose of inspecting the Products.

    Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party's name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

    Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

    No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos or conditions of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

    No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

    Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.

    The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

    If any Article, part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire Agreement shall not fail on account thereof, and the balance of this Agreement shall continue in full force and effect.

    This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding unless executed in writing by the parties hereto.

    Time shall be of the essence of this Agreement.

    Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement on the 15th day of June 2005, but effective as of the Date of Commencement.

SIGNED FOR AND ON BEHALF of AMERASIA KHAN ENTERPRISES LTD.	)
by its duly authorized officers:	)
)
/s/ Johnny Lee	)
Authorized Signatory	)
)
/s/ David Ho	)
Authorized Signatory	)
)
SIGNED FOR AND ON BEHALF of The Artona Group Inc.	)
by its duly authorized officers:	)
)
)
/s/	)
Authorized Signatory	)
)
)